Exhibit 10.1.2
Schedule identifying agreements, entered into between GLG Partners, Inc. (the “Company”) and each of the following persons, substantially identical to the Indemnification Agreement constituting Exhibit 10.1.1.
1.	Noam Gottesman

2.	Emmanuel Roman

3.	Pierre Lagrange

4.	Paul Myners

5.	Peter Weinberg

6.	Ian Ashken

7.	Simon White

8.	Alejandro R. San Miguel

9.	Leslie J. Schreyer

10.	Victoria Parry